ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES EXTENSIVE STRATEGIC RELATIONSHIP WITH MELMED HOLDING AG

- Melmed Holding AG to make a $2 Million Strategic Investment -
- Equity Investment at 0.40 cents Per Share of Common Stock -
- Sign Binding Term Sheet to License Dental Applications of ORADISC™ -

Addison, Texas, September 25, 2012; ULURU Inc. (“ULURU”) (OTCQB: ULUR), announced today the signing of a Binding Term Sheet for an extensive strategic relationship with Melmed Holding AG (“Melmed”).

The Binding Term Sheet with Melmed provides for the following:

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Melmed will make an equity investment in ULURU of $2 million at a fixed price of 0.40 cents per share of common stock (5 million shares) and will receive a warrant to purchase 3 million shares of common stock at an exercise price of 0.60 cents and a term of one year.

•
Melmed will enter into a worldwide license agreement with ULURU for certain oral and dental applications of ULURU’s erodible film technology, OraDisc™. ULURU will receive a 25% interest in a subsidiary that will be established to license the OraDisc™ rights and will also receive a royalty on worldwide sales.

Commenting on the strategic relationship and License Agreement, Helmut Kerschbaumer, Chairman of Melmed Holdings AG, stated, “We are delighted to have the opportunity to make this strategic relationship with ULURU. The market acceptance and feedback we have received on Altrazeal® in Europe and Australia is very exciting. Based on our experience, we believe Altrazeal® has the potential to become a dominant product in the advanced wound care market. We are also excited with the potential for the erodible film technology, OraDisc™. Some outstanding products have already been developed from this technology, which we will be looking in the near term to globally commercialize.”

Under the terms of the proposed Security Purchase Agreement, ULURU has agreed to appoint up to two directors nominated by Melmed to serve on its Board of Directors. The shares of common stock to be issued and any shares issued resulting from the exercise of warrants have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.

In addition to the oral and dental rights granted to Melmed, a 24 month option has been granted for the use of the OraDisc™ Technology in drug delivery for migraine, nausea and vomiting, pain and cough and cold. All rights granted fall outside the existing Licensing Agreements currently in place for this technology.

Kerry P. Gray, President and CEO of ULURU Inc, added, “I am very pleased to have Melmed make this strategic investment in ULURU. Not only does this relationship bring capital to ULURU but it enables us to leverage the strengths of both groups and expand our available resources. Over the previous 12 months we have built a valued and successful relationship with Melmed. The Melmed Group continue to make outstanding progress with Altrazeal®. Their efforts have generated significant success in a short period of time in both Europe and Australia. We are extremely pleased with the Altrazeal® partnership and believe the value of our ownership position in Altrazeal Trading Ltd., the European market company, has been substantially enhanced. In addition, this relationship provides the opportunity to realize the value of OraDisc™ which has significant potential and commercial advantages in both delivery of products within the oral cavity and drug delivery of active compounds. The deal structure, I believe maximizes ULURU’s long term value.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.uluruinc.com.

About Altrazeal®:
Altrazeal® is an advanced scientifically engineered material that is unique among all other wound dressings in terms of properties and performance. It incorporates the features and benefits of the desired “ideal” wound dressing. Altrazeal® has demonstrated potential clinical and economic advantages in a number of chronic and acute wounds including diabetic foot ulcers, venous leg ulcers, pressure ulcer, and geriatric wounds. For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to our belief that Altrazeal® will be a dominant product in the advanced wound care market, the market acceptance on Altrazeal in Europe and Australia, the market potential and timing of commercializing OraDisc™ products, realizing the commercial value of OraDisc™ in oral care delivery and drug delivery, ULURU’s ability to expand their available resources, the enhanced value of ULURU’s ownership in Altrazeal Trading, Ltd., maximizing ULURU’s long term value, and to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed by us with the Securities and Exchange Commission.